EXHIBIT 99.1

UFP Technologies Announces 2016 Results

NEWBURYPORT, Mass., March 02, 2017 (GLOBE NEWSWIRE) -- UFP Technologies, Inc.  (Nasdaq:UFPT), an innovative designer and custom converter of foams, plastics, composites, and natural fiber materials, today reported net income of $8.0 million or $1.10 per diluted common share outstanding for its fiscal year ended December 31, 2016, compared to net income of $7.6 million or $1.05 per diluted common share outstanding for its 2015 fiscal year.  Sales for 2016 were $146.1 million compared to 2015 sales of $138.9 million.  For its fourth quarter ended December 31, 2016, the Company reported net income of $1.5 million or $0.20 per diluted common share outstanding, compared to net income of $1.7 million or $0.23 per diluted common share outstanding in the same period of 2015.  Sales for the fourth quarter 2016 were $36.5 million versus 2015 fourth quarter sales of $33.9 million.

“I am pleased by our continued progress,” said R. Jeffrey Bailly, Chairman & CEO.  “Sales grew 5.2% for the year and 7.6% in the fourth quarter, fueled by 12.6% year-over-year growth in our medical sales.”

“We achieved these results despite experiencing some manufacturing inefficiencies related to our plant consolidations in the Midwest and Northeast,” Bailly said. “While focused on maintaining an uninterrupted supply of products to our customers, we have made steady progress qualifying our relocated medical parts to run on the new, more efficient equipment we’ve installed. This is done on a painstaking, part-by-part basis that requires our customers’ participation. As we approach the end of this process, we have turned our attention to improving operating efficiency with a series of cost-cutting initiatives, including optimized cell layouts and workforce reductions.”

“We have also secured important contracts that bode well for our future growth,” Bailly continued. “On the vendor partner side, we signed a five-year deal with Zotefoams Inc., our largest supplier of cross-linked polyethylene foams, for exclusive or semi-exclusive access to a wide range of unique high-value medical grades of foam. We also reached a multi-year agreement with one of our largest medical customers, and have begun a relationship with Boeing, a key aerospace target. In addition, our pipeline of acquisition opportunities has never been more promising. Given our strong balance sheet and more streamlined national factory footprint, we feel we are well positioned to integrate new acquisitions as strategic opportunities are identified.”

UFP Technologies is an innovative designer and custom converter of foams, plastics, and natural fiber materials, principally serving the medical, automotive, consumer, electronics, industrial, and aerospace and defense markets. The UFP team acts as an extension of its customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, but are not limited to, statements about the Company’s prospects, statements about the Company’s acquisition strategies and opportunities, statements regarding new hires and anticipated trends in the different markets in which the Company competes, anticipated advantages relating to the Company’s decisions to consolidate its facilities and the expected cost savings and efficiencies associated therewith, anticipated advantages and the timing associated with requalification and relocation of parts, anticipated advantages of maintaining fewer, larger plants, anticipated advantages the Company expects to realize from its investments and capital expenditures, expectations regarding the manufacturing capacity and efficiencies of the Company, statements about the Company’s entry into new contracts, and the timing and anticipated advantages associated therewith, statements about the Company’s participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks and uncertainties associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, risks and uncertainties associated with plant closures and expected efficiencies from consolidating manufacturing, risks that the Company may not be able to finalize anticipated new customer contracts, risks associated with the implementation of new production equipment and requalification or recertification of transferred equipment, in a timely, cost-efficient manner, risks that any benefits from such new or transferred equipment may be delayed or not fully realized, or that the Company may be unable to fully utilize its expected production capacity, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)
	2016	2015	2016	2015
Net sales	$36,505	$33,933	$146,132	$138,850
Cost of sales	28,321	24,921	111,482	101,396
Gross profit	8,184	9,012	34,650	37,454
SG&A	5,704	5,605	24,105	24,008
Restructuring costs	216	796	420	1,756
Material Overcharge Settlement	-	-	(2,114)	-
(Gain) loss on sale of fixed assets	6	7	2	(24)
Operating income	2,258	2,604	12,237	11,714
Interest income, net	29	34	80	27
Income before income taxes	2,287	2,638	12,317	11,741
Income taxes	796	962	4,347	4,148
Net income from consolidated operations	$1,491	$1,676	$7,970	$7,593

Net income per share outstanding	$0.21	$0.24	$1.11	$1.07
Net income per diluted share outstanding	$0.20	$0.23	$1.10	$1.05

Weighted average shares outstanding	7,201	7,113	7,190	7,102
Weighted average diluted shares outstanding	7,300	7,219	7,275	7,206

Consolidated Condensed Balance Sheets
(in thousands)

	December 31,	December 31,
	2016	2015
Assets:
Cash	$31,359	$29,804
Receivables	21,249	17,481
Inventories	14,151	14,202
Other current assets	3,088	1,801
Net property, plant, and equipment	48,516	46,555
Other assets	9,571	9,792
Total assets	$127,934	$119,635
Liabilities and equity:
Short-term debt	$856	$1,011
Accounts payable	4,002	4,598
Other current liabilities	4,698	5,059
Long-term debt	-	859
Other liabilities	5,325	4,536
Total liabilities	14,881	16,063
Total equity	113,053	103,572
Total liabilities and stockholders' equity	$127,934	$119,635

www.ufpt.com
Contact: Ron Lataille
978-234-0926